Exhibit 99.1

RGS Energy Reports Third Quarter 2015 Results

LOUISVILLE, CO, November 9, 2015 – RGS Energy (NASDAQ: RGSE), a residential and small commercial solar company since 1978, has reported results for its third quarter ended September 30, 2015. The company also filed today its quarterly report on Form 10-Q.

Business Turnaround and Liquidity Update

“During the quarter, we continued to make progress on our turnaround plan, including cutting our operating loss more than in half compared to the same year-ago quarter,” said Dennis Lacey, CEO of RGS Energy. “However, the lower revenue reflects how our challenging financial condition has continued to limit our ability to grow our sales and installation capabilities.

“To continue to execute our turnaround strategy, which includes expanding our sales and installation capabilities, and to comply with the liquidity covenant of our amended loan agreement, we have engaged an investment-banking firm to assist us with raising additional capital through debt or equity financing. We expect to complete such a transaction by the end of the month.

“Our more than 37-years of experience serving the residential and small commercial solar markets gives us confidence in our plan to grow sales, reduce cost of goods sold, and optimize acquisition costs, as well as attract investors on favorable terms. In all, we believe the continued execution of our turn-around plan will put us in the position to deliver 20 megawatts of installation revenue and overall breakeven results for 2016.”

Cash and Available Borrowings:

For the quarter ended (in thousands)	October 30, 2015	September 30, 2015	December 31, 2014
Cash plus availability under current borrowing base	$886	$1,090	$3,001
Cash plus availability under maximum allowed borrowing base	$3,736	$3,519	$3,097

Q3 2015 Financial Summary

•	In the third quarter of 2015, net revenue decreased to $10.4 million from $14.7 million in the previous quarter and $18.9 million in the third quarter of 2014. The company did not emphasize originating new sales during 2015, as it focused on converting its long-standing backlog to revenue and achieving a better balance between sales and construction. Now that the company has reduced its backlog, it is now refocused on new sales order generation.

o	Residential segment average selling price (ASP) on new sales orders decreased 4.9% from the previous quarter and rose 1.6% from the third quarter of 2014.

o	The company installed solar equipment on 253 roofs in the third quarter of 2015, as compared to 438 installations in the previous quarter and 548 installations in the third quarter of 2014.

•	In the third quarter of 2015, income from continuing operations, net of tax, decreased to a loss of $3.9 million, as compared to a gain of $1.6 million in the previous quarter and a loss of $2.5 million in the same year ago quarter.

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o	Gross margin for the residential segment was 12.5% in the third quarter of 2015, which decreased from 15.2% in the previous quarter and 19.7% from the third quarter of 2014. The decrease from the year-ago quarter primarily reflects the gross margin percentage decreasing whenever there is a decrease in revenue as there is a fixed cost element in cost of goods sold. The year-over-year decline reflects residential segment revenue declining by 52% and continued customer cancellations. The customer cancellations principally arose from the company’s previous inability to make installations at an appropriate rate.

o	Gross margin for the Sunetric segment was 19.6% in the third quarter of 2015, which decreased from 21.0% in the second quarter of 2015 and increased from 4.0% in the third quarter of 2014. The sequential increase primarily reflects increased residential installations, as well as the company’s refocus on its Hawaiian Island business for commercial projects.

o	The Sunetric segment contributed $110,000 in the third quarter of 2015, as compared to a loss of $1.4 million in the same year-ago quarter. The increase was attributable to an increased level of residential approval by the local utility and improved integration of business activities, including cost saving initiatives.

o	Aggregate selling and operating and general and administrative expenses decreased $4.5 million to $4.7 million in the quarter versus the prior year quarter. The decrease in the selling and operating expenses was primarily attributable to a decrease in headcount; general and administrative cost saving initiatives; the restructuring of the sales organization and commission plan; and, reducing the cost of customer leads. Given RGS Energy plans to increase the size of its sales organization, it expects to incur up-front sales and marketing costs that will increase its total selling and operating expenses both in dollar amount and as a percentage of revenue for the remainder of 2015.

o	Litigation expenses were $1.1 million during the quarter related to the July 2014 capital raise.

o	Derivative gain, net, was $0.7 million in the quarter versus $4.5 million in the previous quarter and $6.8 million in the third quarter of 2014. The change in derivative liability is principally due to the company’s market capitalization declining from the same prior year. In the second quarter of 2015, the company completed a warrant exchange transaction that eliminated the majority of the company’s derivative warrant liabilities. By removing the majority of the outstanding derivative warrant liabilities, the company’s financial results will no longer be subject to same degree of material volatility from non-cash charges to income that result from changes in the values of these derivative warrant liabilities in the past.

•	Loss from discontinued operations, net of tax, was $0.4 million, reflecting the winding down of the company’s Large Commercial segment. For the prior year quarter, discontinued operations were a loss of $2.2 million, underscoring management’s earlier announced strategic decision to exit the Large Commercial business in mainland U.S.

•	Including both continuing and non-continuing operations, net loss totaled $4.3 million or $(0.35) per share, as compared to a net loss of $4.8 million or $(1.86) per share in the third quarter of 2014.

Nine Months Ended September 30, 2015

•	Net revenue decreased 31.6% to $35.8 million versus $52.3 million the same year-ago period.

•	Solar system installations on homes and small businesses decreased 41.5% to 955 installations in the period versus 1,632 installations in the same year-ago period.

•	Operating loss from continuing operations was $12.5 million, as compared to $21.8 million in the same year-ago period.

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•	Loss from discontinued operations, net of tax, was $0.7 million, as compared to a loss of $28.1 million in the same year-ago period.

•	Net loss was $6.6 million or $(0.97) per share, as compared to a loss of $40.9 million or $(17.57) per share in the same year-ago period. The improvement from the prior year is primarily attributable to management’s decision to exit the Large Commercial segment in mainland U.S. and actions to reduce operating costs.

Backlog and Net Sales Orders

Backlog is increased for transactions from acquired companies at the date of acquisition and thereafter for net sales orders (representing newly signed contracts with customers, net of contract cancellations or holds), and decreased for installations, which are reflected in revenue.

•	Backlog decreased 61.6% to $22.5 million at September 30, 2015, as compared to $58.4 million at September 30, 2014. Residential backlog decreased 65.8% to $11.5 million at September 30, 2015 versus $32.9 million at September 30, 2014. As mentioned above, the company did not focus on new sales order generation during the first half of 2015 as it had to first obtain the necessary financing to convert the backlog, and then work-off its long standing backlog. Backlog declined due to customer cancellations arising from the backlog not being installed at a faster rate. As such, new sales orders for the company’s residential segment declined by $16.8 million.

•	Backlog decreased 25.6% to $22.5 million at September 30, 2015 versus $30.2 million at June 30, 2015.

o	Sunetric’s backlog declined to $11.0 million at September 30, 2015 versus $12.6 million at June 30, 2015. The decline was due to increased level of residential installation approvals by the local utility.

o	Residential segment backlog declined 34% to $11.5 million at September 30, 2015 versus $17.6 million at June 30, 2015. The decline was primarily due to installations of approximately $7 million. New sales orders increased 13.7% to $5.8 million during the third quarter as compared to $5.1 million in the prior quarter. Net cancellations decreased 10.3% to $5.2 million in the quarter as compared to $5.8 million in the second quarter of 2015.

Q3 2015 Financing Capacity Highlights

•	Cash and cash equivalents were $1.2 million at September 30, 2015 versus $1.9 million at December 31, 2014.

•	For installations during the quarter, 54% were paid for in-cash, 32% were financed with third-party loan programs, and 12% utilized company and third-party lease programs.

•	As previously reported, on July 1, 2015, the company raised net proceeds totaling approximately $4.4 million.

RGS Energy National Footprint

RGS Energy serves residential and small business customers in eight mainland U.S. states and Hawaii. The company markets its solar power systems through a mix of field sales teams and e-sales call center approach, as well as installs its systems using in-house and third-party integrators. For East Coast operations, the company primarily utilizes field sales through solarize programs and in-house construction crews. In California and Colorado, the company markets solely through its e-sales, call center-based approach and installs only through its authorized third-party integrators.

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RGS Energy National Footprint

	Sunetric Segment	Residential Segment								RGS	Future
	Pacific	MidAtlantic		New England				West Coast		Total	States
States of Operation	HI	NY	NJ	CT	MA	VT	RI	CA	CO(HQ)	9	TBD
Customers Served
Residential	*	*	*	*	*	*	*	*	*	9	*
Small Commercial	*	*	*	*	*	*	*	*	*	9	TBD
Large Commercial	*									1
Company Field Sales Teams	*	*	*	*	*	*	*			7	TBD
Company Construction Teams	*			*	*	*	*			5	TBD
Call Center Sales		*	*	*	*	*	*	*	*	1	*
Authorized 3rd Party Integrators	*	*	*	*	*		*	*	*	8	*
Number of Offices/Warehouses	1	1	-	2	3	2	1	-	1	11	TBD

Conference Call

RGS Energy will hold a conference call to discuss its third quarter 2015 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Monday, November 9, 2015

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-208-1361

International dial-in number: 1-913-312-0396

Conference ID: 9410795

Webcast: http://public.viavid.com/index.php?id=116732

The conference call will be webcast live and available for replay via the investor relations section of the company's website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through November 16, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 9410795

About RGS Energy

RGS Energy (NASDAQ: RGSE) a rooftop installer of solar equipment, serving residential and small business customers in the mainland U.S. and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed tens of thousands solar power systems. RGS Energy makes it possible for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

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For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

Forward-Looking Statements and Cautionary Statements

This press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: the continuation and level of government subsidies and incentives for solar energy, the impacts of worsening economic conditions on homeowners and small commercial operations that may limit their ability and desire to invest in solar energy systems, changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering, the rates charged by electric utilities that may impact the desirability of our product to customers, our success in implementing our plans to increase future sales and revenue by expanding our sales and construction organizations and expanding into new states of operation, the impact of a drop in the price of conventional energy on demand for solar energy systems, new regulations impacting solar installations including electric codes, access to electric grids, the willingness of electric utilities to allow net energy metering and other regulations affecting energy consumption by consumers, factors impacting the timely installation of solar energy systems, seasonality and adverse weather conditions inhibiting our ability to install solar energy systems, our inability to maintain effective disclosure controls and procedures and internal control over financial reporting, our ability to operate with our existing financial resources and capital available under our debt facility, the impact of our present indebtedness and projected future borrowings on our financial health, our ability to continue to obtain access to financing and financial concessions when needed from financiers, loss of key personnel and ability to attract necessary personnel, our history of operating losses, our failure to realize cost savings from restructuring and optimization, geographic concentration of revenue from the sale of solar energy systems in east coast states, Hawaii and California, our failure to timely or accurately complete financing paperwork behalf of customers, adverse outcomes arising from litigation and contract disputes, disruption of our supply chain from equipment manufacturers, construction risks and costs, competition, continued access to competitive third party financiers to finance customer solar installations, failure by manufacturers of third party installers to perform under their warranties to us, failure of customers to pay per contractual terms, potential shortages of supplies for solar energy systems, conditions affecting international trade having an adverse effect on the supply of solar photovoltaic modules, delays or cancellations for system installations done on a percentage-of-completion, non-compliance with NASDAQ continued listing requirements, changing reporting requirements which require significant compliance efforts and resources, volatile market price of our Class A common stock, lack of coverage of our Class A common stock by securities analysts, the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future, possibility of future dilutive issuances of securities, anti-takeover provisions in our organizational documents, the significant ownership and voting power of our Class A common stock held by Riverside Renewable Energy Investments, LLC, the potential impact of the U.S. Securities and Exchange Commission’s investigation, our ability to raise funds to meet our financial obligations for the next 12 months, and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2014 and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors included in our Quarterly Reports on Form 10-Q for the quarterly periods in 2015.

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Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. These documents are available on both the EDGAR section of the SEC's website at www.sec.gov and the Investor Relations section of the company's website at www.rgsenergy.com.

	RGS Energy
	Condensed Consolidated Balance Sheets
	(in thousands, except per share amounts - unaudited)
	September	December
	30, 2015	31, 2014
Cash & cash equivalents	$1,241	$1,947
Accounts Receivable	6,704	8,293
Inventory	2,902	4,639
Other Current Assets	3,890	5,884
Assets of Discontinued Operations	3,238	8,427
Total Current Assets	17,975	29,190
Goodwill and Intangibles	1,338	1,338
Other Assets	2,468	2,636
Assets of Discontinued Operations	922	1,081
Total Assets	$22,703	$34,245

Line of Credit	$2,722	$4,350
Related Party Debt	-	3,150
Accounts Payable	7,518	13,398
Other Current Liabilities	4,144	7,714
Liabilities of Discontinued Operations	4,524	7,984
Total Current Liabilities	18,908	36,596

Common stock warrant liability	551	2,491

Other Liabilities	55	132
Liabilities of Discontinued Operations	225	327
Total Liabilities	19,739	39,546
Stockholder’s Equity (deficit)	2,964	(5,301)
Liabilities and Stockholders' Equity	$22,703	$34,245

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	RGS Energy
	Consolidated Summary Statements of Operations
	(in thousands, except per share amounts - unaudited)
	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2015	2014	2015	2014
Net Revenue	$10,438	$18,899	$35,775	$52,302
Cost of Goods Sold	8,880	15,706	30,871	41,793
Gross Margin	1,558	3,193	4,904	10,509
Gross Margin (%)	14.93%	16.90%	13.71%	20.09%
Selling and Operating	3,430	7,010	10,417	19,860
General and Administrative	1,230	2,194	4,100	6,566
Stock option compensation	131	461	531	1,081
Acquisition-related Costs	-	59	-	865
Restructuring Costs	66	355	424	355
Litigation	1,084	-	1,584	-
Depreciation and amortization	102	998	376	2,183
Asset Impairment	-	1,365	-	1,365
Total Expenses	6,043	12,442	17,432	32,275
Operating Loss from Continuing Operations	(4,485)	(9,249)	(12,528)	(21,766)
Other Income	-	-	147	-
Interest Expense	(54)	(340)	(423)	(795)
Derivative Gain, Net	660	6,789	6,924	8,204
Income Tax (Expense)/Benefit	(2)	287	22	1,496
Income/(Loss) from Continuing Operations, net of tax	(3,881)	(2,513)	(5,858)	(12,861)
(Loss) From Discontinued Operations, net of tax	(397)	(2,239)	(712)	(28,071)
Net Income/(Loss)	$(4,278)	$(4,752)	$(6,570)	$(40,932)
Earnings per share	$(0.35)	$(1.86)	$(0.97)	$(17.57)
Weighted average shares outstanding	12,284	2,553	6,757	2,330

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	RGS Energy
	Segment Results
	(in thousands - unaudited)
	Third quarter Results		YTD Results
	2015	2014	2015	2014
Residential:
Revenue	$6,894	$14,357	$24,861	$43,574
COGS	6,032	11,523	21,602	34,568
Gross Margin	862	2,834	3,259	9,006
GM%	12.50%	19.74%	13.11%	20.67%
Operating Expenses	2,671	6,227	8,046	16,351
Business Unit Contribution	$(1,809)	$(3,393)	$(4,787)	$(7,345)

Sunetric:
Revenue	$3,544	$3,803	$10,914	$6,874
COGS	2,848	3,652	9,269	5,916
Gross Margin	696	151	1,645	958
GM%	19.64%	3.97%	15.07%	13.94%
Operating Expenses	586	1,547	1,686	2,503
Business Unit Contribution	$110	$(1,396)	$(41)	$(1,545)

	RGS Energy
	Supplemental Information
	Third quarter Results		YTD Results
	2015	2014	2015	2014
Rooftop Installations:
Residential	204	509	800	1,551
Sunetric	49	39	155	81
Total	253	548	955	1,632
kW Installed:
Residential	1,554	3,510	5,815	1,130
Sunetric	899	680	2,696	1,345
Total	2,453	4,190	8,512	2,475
Net Orders (dollars in thousands):
Residential	$667	$17,815	$(3,780)	$48,524
Sunetric	1,985	9,203	403	17,758
Total	$2,652	$27,018	$(3,377)	$66,282
Net Orders (kW):
Residential	152	4,192	(993)	11,516
Sunetric	366	2,160	3	4,423
Total	518	6,352	(990)	15,939

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	As of Sept 30 2015
	Backlog Rooftops	Backlog Value ($'000's)
Backlog Information
Residential	319	$11,503
Sunetric	116	10,950
Total	435	$22,453

Investor Relations Contact

Ron Both, Senior Managing Director

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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